Exhibit 99.1


          Advancis Pharmaceutical Reports First Quarter 2004 Results

          Company Signs Amoxicillin PULSYS Letter of Intent With Par Pharmaceutical; Company Appoints Chief Scientific Officer

    GERMANTOWN, Md., April 29 /PRNewswire-FirstCall/ -- Advancis Pharmaceutical Corporation (Nasdaq: AVNC), a pharmaceutical company focused on developing and commercializing novel anti-infective products, today announced financial and operational results for the quarter ended March 31, 2004.
    Advancis reported first quarter 2004 revenue of $0.3 million, resulting from the continued amortization of its payment under the Company's July 2003 agreement with GlaxoSmithKline (GSK) for the licensing of its proprietary PULSYS(TM) technology for use with GSK's antibiotic, Augmentin(R).
    Advancis reported research and development (R&D) expenses in the first quarter of $7.9 million, compared to fourth quarter 2003 R&D expenses of $6.0 million and first quarter 2003 R&D expenses of $2.5 million. Total operating expenses for the first quarter of 2004 were $11.1 million, up from $8.8 million in the fourth quarter of 2003 and $3.2 million in the first quarter of last year.
    Net loss applicable to common stockholders was $10.6 million for the first quarter, compared to a net loss of $5.4 million in the fourth quarter of 2003 (which included revenue recognition of a $3.0 million milestone payment) and a net loss of $3.3 million in the first quarter of 2003. Net loss per share during the first quarter was ($0.47), up from a net loss of ($0.29) in the prior quarter, but down from a net loss of ($3.33) per share in the comparable quarter of last year. As of March 31, 2004, cash, cash equivalents and marketable securities totaled $56.8 million.
    "We are pleased that we remain on-target for our cash objectives and for our continued progress to develop our drug products," commented Edward M. Rudnic, Ph.D., president and CEO of Advancis. "Our expanded relationship over the quarter with Par Pharmaceutical on our amoxicillin PULSYS product is expected to not only accelerate the development of our lead pulsatile product, but also to validate the merits of our proprietary PULSYS approach," Dr. Rudnic added.

    OPERATIONAL HIGHLIGHTS

    Collaboration with GlaxoSmithKline (GSK)
    Advancis received its first milestone payment of $3.0 million during the quarter pursuant to the Company's licensing agreement with GSK. The Company previously recognized this $3.0 million as revenue in the fourth quarter of 2003, at the time that the milestone was achieved. Also during the quarter, Advancis was notified that GSK Phase I/II trials are progressing. Under the agreement, Advancis licensed patents and PULSYS technology for use with GSK's Augmentin (amoxicillin/clavulanate combination) products and with limited other amoxicillin products. GSK is responsible for the clinical development, manufacture and sale of the licensed products and Advancis will receive development and sales milestone payments along with royalties on any product sales. The Company expects GSK to complete its formulation selection by the end of the year.

    Collaborations with Par Pharmaceutical (Par)
    During the quarter, Advancis announced the signing of a letter of intent with Par Pharmaceutical, Inc. (Par), a division of Pharmaceutical Resources, Inc., as its strategic partner to develop and commercialize Advancis' most advanced pulsatile product candidate -- Amoxicillin PULSYS. Under the terms of the letter of intent, Advancis would receive a fee of $5.0 million and a commitment from Par to fund all further development expenses in exchange for granting Par the exclusive right to sell Amoxicillin PULSYS and the co-exclusive right to market the product. This letter of intent marks the second collaboration with Par, and the companies are further working to identify additional product candidates to add to their collaborative portfolio.
    The two parties intend to jointly fund and run the marketing and sales program for Amoxicillin PULSYS and to share operating profits from product sales on an equal basis. Advancis would be responsible for the manufacturing program, would retain all patents and trademarks, and would be responsible for patent and trademark enforcement. The companies expect to negotiate and finalize a definitive agreement shortly, but the Company can make no assurance that a definitive agreement will be entered into in accordance with these terms, or at all.
    Amoxicillin PULSYS is designed to deliver amoxicillin at lower dosages over a shorter duration of therapy in a once-daily formulation. Advancis' preclinical studies have demonstrated improved bactericidal effect for amoxicillin when delivered in a pulsatile fashion versus standard dosing regimens, even against resistant bacteria. Additionally, amoxicillin delivered through the Company's PULSYS system eliminated sensitive strains of Strep. pneumoniae at antibiotic levels that would not have otherwise been expected to inhibit bacterial growth. Advancis believes its novel PULSYS technology could result in decreased emergence of antibiotic-resistant bacteria due to significantly reduced levels of antibiotic delivered per course of therapy. Amoxicillin PULSYS is expected to enter pivotal Phase III trials in the second half of 2004.
    The Company's first agreement with Par relates to Advancis' licensing of the distribution and marketing rights to its generic formulation of Abbott's Biaxin XL (extended release clarithromycin). As reported last quarter, the Company is pursuing new bioequivalence studies with an adjusted formulation of the product, designed to modify the release profile of the product to more closely correspond to Biaxin XL and meet the standard for bioequivalence. The Company expects that the new formulation and subsequent bioequivalence studies will involve an expanded relationship with Par, whereby Par will assume many of the clinical manufacturing responsibilities for the generic product and the filing of the abbreviated new drug application (ANDA).
    Advancis and Par are currently in the latter stages of negotiating manufacturing terms to supply the product for commercial launch. The Company expects the ANDA to be filed in the third quarter of 2004, and the generic product to be ultimately launched in the second half of 2005, shortly following the relevant patent expiration. However, the Company can provide no assurance that any generic product will be launched in such time frame, or at all.

    PULSYS Product Pipeline
    Advancis currently has five PULSYS antibiotic compounds in Phase I/II clinical trials and an additional four PULSYS product candidates in advanced in vitro preclinical development, each targeting the $27 billion worldwide antibiotic market. The Company's existing product candidates are pursuing eight of the top 15 antibiotic products, with total worldwide sales of approximately $9 billion.
    Advancis conducted five clinical trials during the first quarter, primarily focused on optimizing the formulation for its adult and pediatric amoxicillin PULSYS product. A total of 92 subjects were studied in these five trials during the quarter, and a total of 236 subjects have received the Company's pulsatile drug products to date.
    Advancis has moved its pulsatile amoxicillin/clarithromycin combination product into Phase I/II trials. Based on results of the Company's preclinical experiments, the Company believes that combination products such as amoxicillin/clarithromycin may perform in a fashion superior to either drug alone, particularly when delivered in a pulsatile manner. The Company expects to move additional preclinical product candidates into Phase I/II trials during the second half of 2004. Advancis is currently conducting preclinical research to evaluate cephalosporin and cephalosporin combination antibiotic products to determine the compounds that exhibit the greatest therapeutic improvement when dosed using PULSYS.
    Advancis' PULSYS technology is designed to deliver added value to suitable antibiotics by improving efficacy, efficiency, and convenience versus standard therapies. Advancis' research and development group also works to examine the practical aspects of drug development, including manufacturability and regulatory strategies, and identify additional candidates that will optimize its product development pipeline.
    In addition, Advancis is exploring the possibility of licensing or acquiring antibiotic products that may demonstrate improved therapeutic effect when delivered in pulsatile fashion. The Company also intends to explore the use of its pulsatile dosing approach in other therapeutic categories beyond antibiotics, such as antivirals, antifungals and oncology.

    Presentation Planned at the ASM General Meeting May 24
    A presentation on a possible mechanism of PULSYS action is scheduled for May 24, 2004, as part of the Clinical and Experimental Therapy session of the 104th General Meeting of the American Society of Microbiology (ASM). The poster presentation, entitled "Responses of S. pneumoniae to Once-Daily and Pulsatile Amoxicillin Treatments in vitro: Cell Survival and SELDI Protein Profiles" is to be presented by Jenefir D. Isbister, Ph.D., of the Department of Molecular and Microbiology at George Mason University in Manassas, VA. Advancis intends to release more detailed information on the presentation and study at the time of the conference.

    Dr. Barry Hafkin Joins Advancis as CSO
    Advancis announced the appointment of Barry Hafkin, M.D. as chief scientific officer (CSO) for the Company during the quarter. Dr. Hafkin comes to Advancis with over 20 years experience in medicine, and was most recently director of virology and immunology for Boehringer Ingelheim Pharmaceuticals, where his responsibilities included drug development in the treatment of HIV and HCV. In addition, Dr. Hafkin oversaw the early development of several new chemical entities for the treatment of rheumatoid arthritis and psoriasis. As CSO, Dr. Hafkin serves on the Advancis senior leadership team and is responsible for establishing overall scientific vision and direction for the Company, overseeing all research and development functions.

    Dr. Edward Rudnic Appointed to the Additional Role of Chairman of the
Board
    After the quarter-end, Advancis announced that Edward M. Rudnic, Ph.D. will assume the additional role of chairman of the board as of May 1, 2004, resulting from the retirement of James D. Isbister as director and chairman. Dr. Rudnic is the Company's founder and has served as president, chief executive officer and a director since inception. Additionally, Advancis named current director Dr. Wayne T. Hockmeyer as lead independent director and announced he will be replacing Mr. Isbister as a member of the Executive Committee of the board.

    FINANCIAL DETAILS
    * Total revenue was $0.3 million in the first quarter of 2004, resulting from the amortization of a $5.0 million upfront payment through the Company's collaboration with GSK, as discussed above. Advancis revenue totaled $3.3 million in the prior quarter. The Company generated no revenue prior to the third quarter of 2003.

    * Operating expenses. First quarter research and development expenses, primarily consisting of salaries, stock-based compensation, and related expenses for personnel and capital resources used in the Company's clinical trials and research initiatives, were $7.9 million, compared to $6.0 million in the previous quarter, and $2.5 million in the first quarter of 2003. General and administrative expenses totaled $3.2 million in the first quarter, up from $2.7 million in the fourth quarter of 2003, and $0.7 million in the first quarter of 2003, resulting mainly from the Company's addition of personnel, increased stock-based compensation, and its expansion into its new corporate research and development facility.

    * Net loss for the first quarter of 2004 was $10.6 million. This compares to a net loss of $5.3 million in the fourth quarter of 2003, and $3.3 million in the first quarter of 2003.

    * Net loss per share applicable to common stockholders for the first quarter of 2004, was ($0.47), compared to a loss per common share of ($0.29) in the prior quarter and ($3.33) in the first quarter of 2003. Net loss per share differences were primarily due to increased losses that were offset by increases in the number of shares outstanding as a result of the Company's initial public offering of common stock in the fourth quarter of 2003. Per share figures were computed on the basis of an average of 22.7 million shares outstanding in the first quarter of 2004, 18.7 million shares outstanding in the fourth quarter of 2003, and
      1.0 million shares outstanding in the first quarter of 2003.

    * Cash and marketable securities decreased by $8.3 million during the first quarter, composed of $10.8 million of operating losses and $3.0 million for fixed asset additions; offset by $0.6 million of net borrowings and $4.9 million from working capital changes and other items.

    * The Balance Sheet at the end of the first quarter reflected $56.8 million of cash, cash equivalents and marketable securities, compared to $65.1 million as of December 31, 2003, and $5.0 million as of March 31, 2003. The Company also had availability of $3.3 million under its $5.5 million line of credit at March 31, 2004.


    FINANCIAL GUIDANCE
    Full Year 2004 financial results are expected to show total cash used from the Company's operations to be less than $5 million, consistent with prior expectations. Revenue and cash flow projections for the year assume the receipt of an additional milestone payment from GSK under the Company's licensing agreement, a successful filing of an ANDA for the generic product and receipt of the related milestone payment, the receipt of an upfront payment under our Amoxicillin PULSYS collaboration, and the receipt of upfront payments under an additional collaborative agreement to be entered into involving another PULSYS product. Due to anticipated changes in transaction structures during 2004, the Company now expects a shift from reimbursed R&D expenses to upfront payments that are expected to be amortized over time. As a result, revenue expectations will be below prior Company projections; however, cash flow forecasts for the year remain unchanged.
    Total revenue for the year is now expected to be between $20 million and $25 million, with a net loss of between $30 million and $35 million, or approximately $1.30 to $1.50 per diluted common share. Non-cash charges for 2004, consisting primarily of stock-based compensation expenses and depreciation and amortization, are expected to be approximately $10 million. Anticipated license payments during the year, which are expected to be amortized over the relevant development period, are expected to total approximately $20 million. As a result, the Company's total balance of cash, cash equivalents and marketable securities at the end of 2004 is expected to be approximately $60 million. Thus, the Company's total cash used from operations in 2004 is expected to be less than $5 million, consistent with prior expectations.

    CONFERENCE CALL
    The Company has scheduled a conference call for today, Thursday, April 29, 2004 at 10:30 AM ET. During the call, Dr. Edward Rudnic, president and CEO, and Steve Shallcross, senior vice president and CFO, will discuss quarterly results and other corporate information. Investors can call 1-800-813-8504 (domestic) and 1-706-643-7752 (international) prior to the 10:30 AM start time and ask for the Advancis Pharmaceutical conference call hosted by Dr. Rudnic. A replay of the call will be available on April 29, 2004 beginning at 12:30 PM ET and will be accessible until Thursday, May 6, 2004 at 5:00 PM ET. The replay call-in number is 1-800-642-1687 for domestic callers and 1-706-645-9291 for international callers. The access number is 6891675. The conference call will also be broadcast simultaneously on the Company's website, www.advancispharm.com. Investors should click on the Investor Relations tab and are advised to go to the website at least 15 minutes early to register, download, and install any necessary audio software. The call will also be archived on the Advancis website.

    About Advancis Pharmaceutical Corporation:
    Advancis Pharmaceutical Corporation (Nasdaq: AVNC) is a pharmaceutical company focused on the development and commercialization of pulsatile drug products that fulfill substantial unmet medical needs in the treatment of infectious disease. The Company is developing a broad portfolio of anti-infective drugs based on its novel biological finding that bacteria exposed to antibiotics in front-loaded staccato bursts, or "pulses," are killed more efficiently and effectively than those under standard treatment regimens. Based on this finding, Advancis has developed a proprietary, once-a-day pulsatile delivery technology called PULSYS(TM). By examining the resistance patterns of bacteria and applying its delivery technologies, Advancis has the potential to redefine infectious disease therapy and significantly improve drug efficacy, shorten length of therapy, and reduce drug resistance versus currently available antibacterial products. For more on Advancis, please visit www.advancispharm.com.

    This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based on Advancis' current expectations and assumptions. These statements are not guarantees of future performance and are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect," "intend," "anticipate," and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to, statements about the Company's product development and commercialization schedule and its expected milestone payments; expectations regarding development and commercialization of the Company's generic clarithromycin and other products, Dr. Rudnic's comments and expectations concerning the Company; the Company's initiatives to develop improved antibiotics; the Company's collaborative agreements; the Company's anticipated agreements with Par; and all of the financial forecasts and projections for the full year of 2004 included under the Financial Guidance section of this announcement.

    The actual results realized by Advancis could differ materially from these forward-looking statements, depending in particular upon the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission. These include, without limitation, risks and uncertainties relating to the Company's financial results and the ability of the Company to (1) reach profitability, (2) prove that the preliminary findings for its product candidates are valid, (3) receive required regulatory approvals, (4) successfully conduct clinical trials in a timely manner, (5) establish its competitive position for its products, (6) develop and commercialize products that are superior to existing or newly developed competitor products, (7) develop products without any defects, (8) have sufficient capital resources to fund its operations, (9) protect its intellectual property rights and patents, (10) implement its sales and marketing strategy, (11) successfully attract and retain collaborative partners, and (12) retain its senior management and other personnel. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today's date. Advancis undertakes no obligation to update or revise the information in this announcement, whether as a result of new information, future events or circumstances or otherwise.



                     ADVANCIS PHARMACEUTICAL CORPORATION

                           STATEMENTS OF OPERATIONS
                                 (Unaudited)

                                                  Three Months Ended March 31,
                                                     2004             2003

       Contract revenue                         $    312,500      $         -

       Cost and expenses:
         Research and development                  7,889,823        2,504,068
         General and administrative                3,233,603          733,314
             Total expenses                       11,123,426        3,237,382

       Loss from operations                      (10,810,926)      (3,237,382)

       Interest income                               214,417           18,640
       Interest expense                              (24,291)         (34,442)

       Net loss                                  (10,620,800)      (3,253,184)

       Accretion of issuance costs of
        mandatorily redeemable
        convertible preferred stock                        -          (18,578)


       Net loss applicable to
        common stockholders                     $(10,620,800)     $(3,271,762)



       Basic and diluted net loss per
         share applicable to common
         stockholders                           $      (0.47)     $     (3.33)

       Shares used in calculation of
         basic and diluted net loss
         per share                                22,666,229          983,264



                     ADVANCIS PHARMACEUTICAL CORPORATION

                                BALANCE SHEETS
                                 (Unaudited)

                                           March 31, 2004    December 31, 2003

    ASSETS
      Current assets:
        Cash and cash equivalents            $ 15,668,380       $ 37,450,490
        Marketable securities                  41,152,310         27,636,632
        Accounts receivable                             -          3,000,000
        Prepaid expenses and other
         current assets                         1,036,541          1,127,464
          Total current assets                 57,857,231         69,214,586

      Property and equipment, net              13,761,478         12,512,792
      Restricted cash                           1,783,924          1,776,569
      Deposits                                    747,706            477,396
      Notes receivable                            121,500            121,500
      Intangible assets, net                       69,000             72,000
          Total assets                       $ 74,340,839       $ 84,174,843


    LIABILITIES AND STOCKHOLDERS' EQUITY
      Current liabilities:
        Accounts payable                     $  2,374,791       $  2,683,713
        Accrued expenses                        3,221,016          3,757,863
        Lines of credit -
         current portion                        1,083,357            953,984
        Deferred contract revenue               1,250,000          1,250,000
          Total current liabilities             7,929,164          8,645,560

      Lines of credit -
       noncurrent portion                       1,866,927          1,411,604
      Note payable                                 75,000             75,000
      Deferred contract revenue                 2,812,500          3,125,000
      Deferred credit on lease concession         747,009            767,759
          Total liabilities                    13,430,600         14,024,923


      Stockholders' equity:
        Preferred stock, undesignated                   -                  -
        Common stock, par value                   226,841            226,394
        Capital in excess of par value        120,446,392        120,141,450
        Deferred stock-based
         compensation                          (5,064,005)        (6,126,286)
        Accumulated deficit                   (54,722,818)       (44,102,018)
        Accumulated other
         comprehensive income                      23,829             10,380
          Total stockholders' equity           60,910,239         70,149,920

          Total liabilities and
           stockholders' equity              $ 74,340,839       $ 84,174,843



                     ADVANCIS PHARMACEUTICAL CORPORATION

                           STATEMENTS OF CASH FLOWS
                                 (Unaudited)

                                                 Three Months Ended March 31,
                                                   2004               2003

    Cash flows from operating activities:
     Net loss                                  $(10,620,800)      $(3,253,184)
     Adjustments to reconcile net income
      to net cash used in operating
      activities:
       Depreciation and amortization                384,329           133,464
       Stock-based compensation                   1,339,805                 -
       Amortization of deferred credit on
        lease concession                            (20,750)                -
       Amortization of premium on
        marketable securities                       401,180                 -
       Changes in:
        Accounts receivable                       3,000,000                 -
        Prepaids and other current assets            90,923             9,885
        Deposits other than on property
         and equipment                                    -            (5,689)
        Accounts payable                           (308,922)          544,767
        Accrued expenses                            562,022            70,124
        Deferred contract revenue                  (312,500)                -
           Net cash used in operating
            activities                           (5,484,713)       (2,500,633)

    Cash flows from investing activities:
     Purchase of marketable securities          (13,903,409)                -
     Sale of marketable securities                        -                 -
     Purchases of property and equipment         (2,704,747)         (759,242)
     Deposits on property and equipment            (270,310)         (157,840)
     Restricted cash                                 (7,355)                -
     Landlord lease concession                            -            69,460
           Net cash (used in) provided by
            investing activities                (16,885,821)         (847,622)

    Cash flows from financing activities:
     Proceeds from lines of credit                  807,249                 -
     Proceeds from note payable                           -                 -
     Payments on lines of credit                   (222,553)         (148,217)
     Proceeds from convertible notes
      payable                                             -         4,476,000
     Proceeds from exercise of common
      stock options                                   3,728               475
           Net cash provided by financing
            activities                              588,424         4,328,258

    Net increase (decrease) in cash and
     cash equivalents                           (21,782,110)          980,003

    Cash and cash equivalents,
     beginning of period                         37,450,490         4,059,911

    Cash and cash equivalents,
     end of period                              $15,668,380        $5,039,914


SOURCE  Advancis Pharmaceutical Corporation
    -0-                             04/29/2004
    /CONTACT: Steve Shallcross, Senior Vice President & CFO, +1-301-944-6590, sshallcross@advancispharm.com, or Bob Bannon, Director, Investor Relations, +1-301-944-6710, rbannon@advancispharm.com, both of Advancis Pharmaceutical Corp./
    /Web site:  http://www.advancispharm.com/
    (AVNC)

CO:  Advancis Pharmaceutical Corporation
ST:  Maryland
IN:  BIO MTC HEA
SU:  ERN ERP CCA PER